UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2006

Internet Security Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23655	58-2362189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6303 Barfield Road, Atlanta, Georgia 30328

(Address of Principal Executive Offices, including zip code)

(404) 236-2600

Registrant’s telephone number, including area code

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

In connection with the execution of the Agreement and Plan of Merger dated August 23,2006, by and among Internet Security Systems, Inc., a Delaware corporation (“ISS”), International Business Machines Corporation, a New York corporation (“IBM”), and Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of IBM (“Sub”), pursuant to which Sub will merge with and into ISS, with ISS continuing as the surviving corporation and as a wholly owned subsidiary of IBM, the following executive officers have entered into offer letters with ISS detailing their post-merger employment arrangements with ISS, which will be effective as of and subject to the closing of the merger: Messrs. Jaap Smit, Senior Vice President of ISS’ Europe, Middle East and Africa region (EMEA), and Lin Ja Hong, President of ISS’ Asia Pacific region. Pursuant to these offer letters, Messrs. Smit and Lin’s relationships with their respective ISS entities will continue following the effective time of the merger.

The offer letters provide that Messrs. Smit and Lin release ISS, IBM and their affiliates from any causes of action, lawsuits, damages, claims, demands, actions or liabilities of any nature they may have against the released parties, other than as arise under the offer letters, including severance claims.

Milestone Achievement Bonus Program

In order to recognize key contributions believed to be necessary for the successful integration of ISS and IBM, each of Messrs. Smit and Lin are entitled to receive seven semiannual milestone achievement payments, beginning with the six-month period ending December 31, 2006 (or with the next semiannual period if the merger does not close until after December 31). The milestone achievement payment for any semiannual period will be paid based on the degree to which the milestone targets established for that period have been achieved, conditioned upon the participant remaining employed by ISS through the end of such period. The maximum aggregate amount of all milestone achievement payments which Messrs. Smit and Lin may earn is $1,300,000 and $1,800,000, respectively.

In the event that the employment of a participant in the milestone achievement program is terminated by ISS without cause or due to death or disability, the participant is entitled to receive a payment equal to the greater of (1) the sum of the milestone payments for the then current milestone period, the remaining milestone payments, if any, for the period(s) ending in the calendar year of termination and the total milestone payments for the periods ending in the calendar year following the year of termination, and (2) fifty percent of the participant’s maximum milestone bonus opportunity as set forth above, net of any payments already made to such participant.

Equity Compensation Arrangements

General. The offer letters provide that one-third of the Messrs. Smit’s and Lin’s unvested stock options, restricted stock and restricted stock units (other than certain performance-based restricted stock units, as addressed below) will vest in full upon the closing. The offer letters further provide that the remainder of their unvested options, shares or restricted stock (or the right to receive cash in exchange therefor) and restricted stock units, if any, will continue to vest according to their normal schedules, but in any event will vest in full no later than December 31, 2009.

The offer letters provide that, upon the occurrence of any of the following events, all unvested options, shares of restricted stock (or the right to receive cash in exchange therefor) and restricted stock units, if any, will immediately vest in full:

•	the termination by ISS of an officer’s employment, other than for cause or due to death or disability;

•	the officer’s total target cash amount (equal to base salary plus target bonus) is reduced; or

•	the officer’s place of employment is relocated by more than 50 miles.

Performance-Based Restricted Stock. Messrs. Smit and Lin were awarded restricted stock on April 27, 2006 that provided for performance-based vesting. The offer letters modify the vesting provisions of those awards such that fifty percent of the unvested portion of such award will vest on December 31, 2008 in the case of each of Messrs. Smit and Lin, with the remainder vesting on December 31, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Security Systems, Inc.

Date: August 31, 2006	By:	/s/ Sean Bowen
Sean Bowen Vice President and General Counsel